EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-168953 on Form S-4 of Ascena Retail Group, Inc. of our reports dated March 31, 2009, relating to the consolidated financial statements of Tween Brands, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes–An Interpretation of FASB Statement No. 109”) and the effectiveness of Tween Brands, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tween Brands, Inc. for the year ended January 31, 2009, and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio
October 12, 2010